Exhibit 1.1

Articles of association as at 2 July 2001 of ING Groep N.V., with its registered office in Amsterdam.
Commercial Register of Amsterdam, no. 33231073.

Articles of association

Name

Article 1
The name of the company shall be ING Groep N.V.

Seat

Article 2
The Company shall have its seat in Amsterdam.

Object

Article 3
The object of the Company shall be to participate in, manage, finance, provide personal or real security for the obligations of and provide services to other business enterprises and institutions of any kind whatsoever, but in particular business enterprises and institutions which are active in the field of insurance, banking, investment and/or other financial services, and to do anything which is related to the foregoing or may be conducive thereto.

Definitions

Article 4
In these articles of association the following expressions shall have the following meanings, except where explicitly stated otherwise:
(a) shares: ordinary shares, preference shares and cumulative preference shares in the capital of the Company;
(b) shareholder: a holder of one or more shares;
(c) trust office: the trust office referred to in article 8, paragraph 5 (b);
(d) depositary receipts: depositary receipts issued or deemed to have been issued with the cooperation of the Company for shares;
(e) depositary receipt holder: the holder of one or more depositary receipts;
(f) preference shares: both the ‘A’ preference shares and the ‘B’ preference shares in the capital of the Company;
(g) ‘B’ preference shares: the ‘B’ preference shares in the capital of the Company, irrespective of the series.

Capital and shares

Article 5
The authorised capital of the Company shall be two billion one hundred sixty million Euro (€ 2,160,000,000), divided as follows:

(a)  three billion (3,000,000,000) ordinary shares with a nominal value of twenty-four Eurocents (€ 0.24) each;
(b) one hundred million (100,000,000) ‘A’ preference shares with a nominal value of one Euro and twenty Eurocents (€ 1.20) each;
(c) two hundred million (200,000,000) ‘B’ preference shares with a nominal value of one Euro and twenty Eurocents (€ 1.20) each, to be subdivided into five (5) series designated by the numbers 1, 2, 3, 4 and 5 respectively, as follows:
— five million (5,000,000) series 1 ‘B’ preference shares;
— five million (5,000,000) series 2 ‘B’ preference shares;
— forty million (40,000,000) series 3 ‘B’ preference shares;
— seventy-five million (75,000,000) series 4 ‘B’ preference shares;
seventy-five million (75,000,000) series 5 ‘B’ preference shares;
for which purpose each series of ‘B’ preference shares is deemed to be a separate class of shares; and
(d) nine hundred million (900,000,000) cumulative preference shares, with a nominal value of one Euro and twenty Eurocents (€ 1.20) each.

Shares and share certificates

Article 6
1. The shares shall be registered shares.
2. No share certificates shall be issued for the shares.

Register of shareholders

Article 7
1. The Executive Board shall keep a register containing the names and addresses of all holders of shares, together with a note of the amount paid up on each share. The register shall be regularly updated and shall also contain such further information as may be prescribed by law or as may be determined by the Executive Board.
2. The Executive Board shall allow persons to inspect the register of shareholders in so far as they are entitled to do so by law.
3. The Executive Board shall supply persons with extracts from the share register in so far as they are entitled to obtain them by law.
4. Each shareholder and each person entitled to an encumbrance on shares shall be obliged to notify his name and address to the Company.

Restrictions on the transferability of shares

Article 8a
1. Without prejudice to the provisions of article 9 ordinary shares and preference may not be transferred if and insofar as the acquirer alone, or on the ground of a mutual arrangement of co-operation jointly with one or more others, natural persons and/or legal persons, directly or — other than as holder of depositary receipts issued with the co-operation of the company — indirectly:
(a) is holder of a nominal amount of ordinary shares and preference shares respectively of one per cent (1%) or more of the issued capital of the Company issued in the form of ordinary shares and in the form of preference shares respectively;

(b) was to obtain by such a transfer more than one per cent (1%) of the issued capital of the Company issued in the form of ordinary shares and in the form of preference shares respectively.
Being indirect shareholder or obtaining indirectly shares shall be understood to mean for adoption of this article a subsidiary holding and obtaining ordinary shares respectively preference shares as referred to in article 1, section 1, sub d of the 1996 Disclosure of Major Holdings in Listed Companies Act.
For the adoption of this article 8a ordinary shares and preference shares obtained by the company shall be considered as issued share capital.
2. Subscription for ordinary shares or preference shares upon issue — whether or not in the form of stock dividends and/or bonus shares — and exercising a right to subscribe for ordinary shares or preference shares shall be equated for the adoption of the provisions of paragraph 1 of this article with a transfer; for the purpose of calculating the amount of issued ordinary share capital or issued preference share capital respectively, the shares to be issued shall be included in the calculation.
The above-mentioned equation shall not apply if ordinary shares or preference shares are acquired as a result of the exercise by the shareholders involved of pre-emptive rights which are attached to his shares, together with any pre-emptive rights which have been acquired by him in order to round off the number of pre-emptive rights to be exercised by him to the nearest multiple of required pre-emptive rights for each share to be acquired.
3. Notwithstanding the provisions of the second sentence of paragraph 2 of this article, a shareholder who holds more than one per cent (1%) of the issued ordinary share capital or the issued preference share capital may acquire more than one per cent (1%) of the outstanding ordinary share capital or preference share capital, as the case may be, after such issue, but only up to the percentage of the total outstanding issued ordinary share capital or the issued preference share capital which the shareholder held immediately before the issue.
4. The above provisions of this article shall not apply to:
(a) the transfer of ordinary shares or preference shares to the Company itself or to a subsidiary of the Company;
(b) the transfer or issue of ordinary shares or preference shares to a trust office if the Executive Board has, with the approval of the Supervisory Board and by irrevocable resolution, wholly or partially removed the restriction in relation to the trust office on the possibility of transferring ordinary shares or preference shares or subscribing for ordinary shares or preference shares, although the removal of the restriction may be made subject to conditions;
(c) the transfer of ordinary shares or preference shares acquired by the Company itself or the issue by the Company of ordinary shares or preference shares if such transfer or issue occurs in the context of co-operation with or an acquisition of another business enterprise, a legal merger or an acquisition or enlargement of a participatory interest, in respect of which the Executive Board has, with the approval of the Supervisory Board and by irrevocable resolution, wholly or partially removed the restriction on the possibility of transferring ordinary shares or preference shares or subscribing for ordinary shares or preference shares, although the removal of the restriction may be made subject to conditions.
5. The Executive Board may adopt a resolution to remove restrictions as referred to in paragraph 4 sub b only with respect to one trust office.

Transition of shares, indirect acquisition

Article 8b
1. If a legal person to which an exemption as referred to in article 8a, paragraph 4 does not apply, or a natural person, as a result of transition of title under universal title or as a result of merger or splitting obtains ordinary or preference share up to a higher amount than article 8a paragraph 1 allows, that legal person or natural person shall be obligated to alienate such a number of ordinary or preference shares in the capital of the Company that his possession of ordinary shares no longer exceeds the limit referred to in article 8a paragraph 1, and this within one month after the acquisition.
2. If a natural person or a legal person indirectly obtains ordinary shares in the capital of the Company as referred to in article 8a, paragraph 1, by:
(a) obtaining a subsidiary that holds ordinary shares or preference shares in the capital of the Company; or
(b) the acquisition — insofar to such an acquisition not the provisions of article 8a, paragraph 2, last sentence, or paragraph 4 apply — of ordinary shares or preference shares by a subsidiary, and the nominal amount of ordinary shares in the Company, which that natural person or legal person, after acquisition as referred to sub a or b, directly and/or indirectly holds, exceeds the limit referred to of one per cent (1%), the subsidiary referred to afore sub a and sub b respectively shall be obligated to alienate within one month after the acquisition such a number of the ordinary or preference shares held by it that the direct and/or indirect possession of ordinary or preference shares of the natural person or legal person referred to in this paragraph shall be reduced to afore-mentioned limit of one per cent (1%).
3. If after the end of the period of one month stated in paragraph 1 and paragraph 2 no alienation of the shares has been effected by the person obligated to alienate, it shall not be possible, until the alienation has been effected, for that shareholder to exercise any meeting or voting rights on his ordinary or preference shares; furthermore, the rights to dividend on those shares assigned to him shall be suspended until alienation has been effected.
4. If a legal person who on the ground of the provisions of paragraph 1 or a subsidiary which on the ground of the provisions of paragraph 2 is compelled to alienate — hereinafter to be called: the tenderer — has not met his obligation, within three months after the Executive Board has drawn his attention to his obligation by registered letter, the Company shall be irrevocably authorised, and if the tenderer requests so, compelled to:
(a) proceed to this alienation at a price at least in agreement with the price of depositary receipts of shares in the Company applicable at the time of the alienation on the stock exchange in Amsterdam and, failing such a price, at a price to be fixed by a certified accountant on request of the Executive Board by the Chairman of the Chamber of Commerce and Industry in Amsterdam, at which the costs of fixing the price and transfer shall be to the charge of the tenderer; or
(b) transfer said shares to the trust office referred to in article 8a, paragraph 4, against issue of depositary receipts of bearer shares. If within fourteen days after the Executive Board has informed him by registered letter about the afore-meant alienation the tenderer continues to be in default to co-operate to the transfer of the alienated shares, the Company shall be irrevocably authorised to sign on his behalf the deed of transfer.
The Company shall ensure that the tenderer immediately receives the purchase price of the alienated shares.

Approval required for transfer of shares

Article 9
1. Each transfer of shares — including the cancellation of depositary receipts for ordinary shares or preference shares — requires the approval of the Executive Board. The request for approval shall be made in writing, stating the name and address of the intended transferee and the price or other consideration which the intended transferee is prepared to pay or give.
2. If approval is refused, the Executive Board shall be obliged simultaneously to designate one or more prospective buyers who are willing and able to purchase for cash all the shares with respect to which the request was submitted, at a price to be determined by mutual agreement between the transferor and the Executive Board within two months of such designation.
3. If the transferor has not received, within three months of receipt by the Company of the request to approve the proposed transfer, a written notification from the Company relating thereto or if written refusal of approval is received in time but is not accompanied by the designation of one or more prospective buyers to whom the relevant shares may be transferred pursuant to the provisions of this article, approval of the transfer shall be deemed to have been given on the expiry of the said period or on receipt of the written refusal, as the case may be.
4. If no agreement about the price referred to in paragraph 2 of this article has been reached between the transferor and the Executive Board within two months of the refusal of approval, this price shall be determined by an expert to be designated by the transferor and the Executive Board by mutual agreement or, in the absence of agreement on such designation, at the request of either party by the chairman of the Chamber of Commerce and Industry in The Hague within three months of the refusal of approval.
5. The transferor shall be entitled to decline to transfer the shares, provided that he notifies the Executive Board thereof in writing within one month of being notified of both the name of the prospective buyer(s) and the price as determined.
6. If a transfer within the meaning of paragraphs 1 or 3 of this article is approved, the transferor shall be entitled to transfer all shares to which his request relates to the transferee specified in the request, within a period of three months of such approval, at the price or for the consideration mentioned by him, as referred to in the second sentence of paragraph 1 of this article.
7. The costs incurred by the Company in connection with the transfer may be charged to the new transferee.
8. The provisions of this article shall apply mutatis mutandis to an allocation of shares in the event of a separation and division of a community of property.

Delivery of shares

Article 10
Unless provided otherwise by law, the delivery of shares shall require a deed of delivery intended for the purpose and, except where the Company is itself party to the juristic act, written acknowledgement by the Company of the delivery. The acknowledgement shall be in the deed or by means of a dated declaration on the deed or on a notarial copy thereof or extract therefrom or a copy or extract certified by the transferor. Service of such deed or the copy or extract on the Company is equivalent to acknowledgement. In the case of shares that are not fully paid up, such acknowledgement may be given only if the deed bears a fixed date.

Pledge of shares

Article 11
1. A pledge may be established on shares.
2. If shares are pledged, the voting right carried by the relevant shares may be exercised only by the pledgor and may not be transferred to the pledgee.
3. The pledgee shall not have the rights conferred by law on the holders of depositary receipts issued for shares with the co-operation of the Company.
4. The provisions of article 10 shall apply mutatis mutandis to the pledging of shares and the waiver of a pledge on shares. A pledge may also be created without acknowledgement by or service on the Company; article 239 of Book 3 of the Civil Code shall then apply mutatis mutandis, in which case acknowledgement by or service on the Company shall take the place of the notice referred to in paragraph 3 of that article.

Usufruct of shares

Article 12
1. A usufruct may be established on shares.
2. If a usufruct has been established on shares, the voting right carried by the relevant shares may be exercised only by the owner and may not be transferred to the usufructuary.
3. The usufructuary shall not have the rights conferred by law on the holders of depositary receipts issued for shares with the co-operation of the Company.
4. The provisions of article 10 shall apply mutatis mutandis to the establishment, delivery and waiver of a usufruct on shares.

Issue of new shares

Article 13
1. Shares shall be issued pursuant to a resolution of the General Meeting of Shareholders or of another organ of the Company designated for this purpose by resolution of the General Meeting of Shareholders for a determinate period not exceeding five years.
2. A designation as referred to in paragraph 1 of this article should also specify how many shares of each class may be issued. The designation may be extended for not more than five years at a time. Unless provided otherwise in the designation, it may not be revoked.
3. If a resolution of the General Meeting of Shareholders to issue shares or designate an organ of the Company is to be valid, the prior or simultaneous approval of each group of holders of shares of a particular class whose rights are prejudiced by the issue is required.
4. A resolution of the General Meeting of Shareholders or of an organ other than the Executive Board to issue shares and a resolution to make a designation as referred to in paragraph 1 of this article may be passed only if it has been moved by the Executive Board with the approval of the Supervisory Board.
5. If an organ of the Company other than the General Meeting of Shareholders resolves to issue cumulative preference shares (not including a resolution to grant rights to subscribe for them), such resolution shall require the specific prior approval of the General Meeting of Shareholders if the issue of the cumulative preference shares concerned causes the amount of outstanding cumulative preference shares to exceed half of the amount of issued ordinary shares and issued preference shares.
6. If an organ of the Company other than the General Meeting of Shareholders resolves to issue cumulative preference shares (not including a resolution to grant rights to subscribe for them) and such resolution does not require the approval of the General Meeting of Shareholders as referred to in the previous paragraph, the Executive Board shall be obliged to call and hold within four weeks of such issue a General Meeting of Shareholders at which the reasons for the issue will be explained.
7. The Executive Board is authorised to perform the legal acts referred to in article 94 of Book 2 of the Civil Code without the approval of the General Meeting of Shareholders.
8. Ordinary shares and preference shares may be issued only if at least the nominal amount is paid up. In the case of subscriptions for cumulative preference shares, at least one fourth of the nominal amount shall be paid up.

Right of pre-emption on the issue of ordinary shares

Article 14
1. Holders of ordinary shares shall, upon the issue of ordinary shares, have a right of preemption subject to the exceptions as provided by law.
2. The right of pre-emption may be limited or excluded by resolution of the General Meeting of Shareholders. The right of pre-emption may also be limited or excluded by the organ of the Company designated pursuant to article 13, if this organ has been designated by resolution of the General Meeting of Shareholders or by the articles of association as being authorised for a determinate period not exceeding five years to limit or exclude the right of pre-emption.
3. A resolution of the General Meeting of Shareholders to limit or exclude the right of preemption or to make a designation as referred to in paragraph 2 of this article requires a majority of at least two thirds of the votes cast if less than half of the issued capital is represented at the General Meeting of Shareholders.

Right to subscribe for shares

Article 15
1. Paragraphs 1, 2, 3, 4 and 7 of article 13 shall apply mutatis mutandis to resolutions to grant rights to subscribe for shares.
2. If an organ of the Company other than the General Meeting of Shareholders resolves to grant rights to subscribe for cumulative preference shares, such resolution shall require the specific prior approval of the General Meeting of Shareholders if, as a result of the issue of the cumulative preference shares concerned, the amount of the outstanding cumulative preference shares could exceed half of the then outstanding ordinary shares and preference shares.
3. If an organ of the Company other than the General Meeting of Shareholders resolves to grant rights to subscribe for cumulative preference shares and the approval of the General Meeting of Shareholders referred to in the previous paragraph is not required, the Executive Board shall be obliged to call and hold within four weeks of such resolution a General Meeting of Shareholders at which the reasons for granting these rights will be explained.
4. When rights to subscribe for ordinary shares are granted, the holders of ordinary shares shall have a right of pre-emption; article 14 shall apply mutatis mutandis. Shareholders shall have no pre-emptive right to ordinary shares which are issued to a party exercising a previously acquired right to subscribe for ordinary shares.
5. Ordinary shares and preference shares which are issued to a party who exercises a previously acquired right to subscribe for these shares shall be fully paid no later than the date on which the shares are acquired.

Acquisition by the Company of its own shares

Article 16
1. Acquisition by the Company of shares in its own capital which are not fully paid up shall be null and void.
2. The Company may acquire fully paid-up shares in its own capital only free of charge or if the acquisition is within the limits set by law.
3. Unless the shares are acquired free of charge, the authorisation of the General Meeting of Shareholders shall be required by the Executive Board for such acquisition, subject to the statutory provisions.
4. The authorisation shall not be required in so far as the Company acquires shares in its own capital in order to transfer them to employees of the Company or of another company in the group in accordance with a scheme applicable to such employees.
5. The preceding paragraphs shall not apply with respect to shares which the Company acquires by universal succession.
6. The term ‘shares’ as used in this article includes depositary receipts for shares, irrespective of whether or not they have been issued with the co-operation of the Company.

Reduction of capital

Article 17
1. Subject to the statutory provisions, the General Meeting of Shareholders may pass resolutions to reduce the issued capital by cancelling shares or by reducing the amount of the shares by means of an amendment to the articles of association.
2. A resolution to cancel shares and repay the paid-up sum may relate only to the ‘A’ preference shares and/or one or more of the series of ‘B’ preference shares and/or the cumulative preference shares. A resolution to cancel the ‘A’ preference shares and/or one or more of the series of ‘B’ preference shares may be passed only on condition that the distribution referred to in article 39, paragraph 5, can be made at the same time as the repayment.
3. Partial repayment on shares may also be made only in respect of the ordinary shares or the ‘A’ preference shares or one or more of the series of ‘B’ preference shares or the cumulative preference shares. Moreover, discharge from the obligation to make payment may relate only to the cumulative preference shares.

Depositary receipts for ordinary shares and preference shares

Article 18
1. The Company may, pursuant to a resolution of the Executive Board passed with the approval of the Supervisory Board, cooperate in the issue of depositary receipts for ordinary shares and/or preference shares.
2. The depositary receipts for ordinary shares and/or preference shares issued by the trust office shall be deemed to have been issued with the co-operation of the Company, provided that the conditions of deposit relating thereto have been approved by the Executive Board and provided that they may be altered only with the approval of the Executive Board.

Executive Board

Article 19
The Company shall be managed by an Executive Board.

Composition and appointment of the Executive Board

Article 20
1. The Supervisory Board shall determine the number of members of the Executive Board. The Executive Board shall consist of at least three members.
2. The members of the Executive Board shall be appointed, suspended and dismissed by the Supervisory Board in accordance with the provisions of article 162 in conjunction with article 134, paragraph 1, of Book 2 of the Civil Code.

Organisation of the Executive Board

Article 21
1. The Supervisory Board shall appoint a chairman of the Executive Board from among the members of the Executive Board and may appoint one or more vice-chairmen of the Executive Board from among the other members of the Executive Board.
2. The Executive Board shall draw up bye-laws containing rules governing the conduct of meetings and the decision-making procedures of the Executive Board. These bye-laws and any alterations to them shall require the approval of the Supervisory Board.
3. If one or more but not all the members of the Executive Board are absent or unable to act or there are one or more vacancies, the remaining member or members of the Executive Board shall be charged with the management of the Company. If all the members of the Executive Board are absent or unable to act or all the positions are vacant, the Supervisory Board shall be temporarily charged with the management of the Company. In the latter case, the Supervisory Board may temporarily delegate the management of the Company to one or more persons designated by it either from among its own members or otherwise.

Terms of employment of the Executive Board

Article 22
The terms of employment of the members of the Executive Board shall be determined by the Supervisory Board.

Resolutions of the Executive Board which require the approval of the Supervisory Board

Article 23
1. Without prejudice to the other provisions of these articles of association, the approval of the Supervisory Board shall be required for resolutions of the Executive Board relating to:
(a) the issue and acquisition of shares and debentures of the Company and of debentures of a limited partnership or general partnership in which the Company is a partner having full liability;
(b) co-operation in the issue of depositary receipts for shares;

(c)  application for listing in or removal from the price list of any stock exchange of the securities referred to at (a) and (b);
(d) the conclusion or termination of lasting co-operation by the Company or a dependent company with another company or legal person, or as a fully liable partner in a limited partnership or a general partnership, if such co-operation or the termination thereof is of far-reaching importance to the Company;
(e) the acquisition by the Company or a dependent company of a participatory interest worth at least one fourth of the amount of the issued capital plus the reserves of the Company as disclosed in its balance sheet with explanatory notes, in the capital of another company, and a far-reaching increase or decrease in the size of such a participatory interest;
(f) investments which require an amount equal to at least one fourth of the issued capital plus reserves of the Company, as disclosed in its balance sheet with explanatory notes;
(g) a motion to alter the articles of association;
(h) a motion to dissolve the Company;
(i) the filing of a petition for bankruptcy and for a suspension of payments (moratorium);
(j) termination of the employment of a substantial number of employees of the Company or a dependent company simultaneously or within a short period of time;
(k) a far-reaching change in the working conditions of a substantial number of employees of the Company or a dependent company;
(l) a motion to reduce the issued capital;
(m) other resolutions which the Supervisory Board decides after consultation with the Executive Board should be subject to the approval of the Supervisory Board.
2. If a resolution of the Executive Board as referred to in paragraph 1 has not been approved by the Supervisory Board, the lack of approval shall not detract from the power of the Executive Board and its members to represent the Company.

Representation of the Company

Article 24
1. Except where the effect of the law is otherwise, the Executive Board shall be authorised to represent the Company.
2. In addition, each member of the Executive Board is authorised to represent the Company.
3. If a member of the Executive Board has an interest which conflicts with that of the Company, such member shall be entitled, like every other member of the Executive Board, to represent the Company unless he has a conflicting interest in a private capacity, in which case the chairman of the Supervisory Board or another supervisory director designated by the Supervisory Board shall be authorised to represent the Company.
4. The Executive Board may grant one or more persons, whether or not employed by the Company, permanent authority or other permanent power of attorney to represent the Company and may confer on one or more of the persons referred to above and also on other persons, provided they are employed by the Company, the title of ‘directeur’ (general manager) or such other title as the Executive Board may deem appropriate.

Supervisory Board

Article 25
1. The Company shall have a Supervisory Board.
2. The function of the Supervisory Board shall be to supervise the policy of the Executive

Board and the general course of events in the Company and the business enterprise conducted by it. It shall assist the Executive Board by providing advice. In the performance of their duties the members of the Supervisory Board shall be guided by the interests of the Company and the business enterprise conducted by it.

Composition and appointment of the Supervisory Board

Article 26
1. The Supervisory Board shall consist of at least three members (supervisory directors). Subject to the previous sentence, the Supervisory Board shall itself determine the number of its members.
2. The members of the Supervisory Board shall be appointed by the Supervisory Board in accordance with the provisions of article 158 of Book 2 of the Civil Code, without prejudice to the provisions of article 159 of Book 2 of the Civil Code.
3. A supervisory director shall retire no later than at the end of the next General Meeting of Shareholders following the expiry of a period of four years since his last appointment or reappointment.
4. A supervisory director may be suspended and dismissed in accordance with the provisions of article 161 of Book 2 of the Civil Code.
5. The following persons may not be supervisory directors:
(a) persons employed by the Company;
(b) persons employed by a dependent company; and
(c) managing directors and persons employed by an employee’s organisation which is customarily involved in determining the terms of employment of the persons referred to at (a) and (b).
6. A person who has reached the age of seventy years may not be appointed as a supervisory director. A supervisory director shall retire no later than at the end of the annual General Meeting of Shareholders in the financial year in which he reaches the age of seventy years. The Supervisory Board may grant an exemption from the provision of the previous sentence in such circumstances as it may determine, in which case the relevant supervisory director shall resign no later than at the end of the annual General Meeting of Shareholders held in the financial year in which he reaches the age of seventy-two years.

Organisation of the Supervisory Board

Article 27
1. The Supervisory Board shall appoint a chairman from among its members and may appoint one or more vice-chairmen from among its members.
2. The Supervisory Board shall draw up bye-laws containing rules governing the conduct of meetings and the decision-making procedures of the Board.
3. The members of the Executive Board shall attend the meetings of the Supervisory Board, unless decided otherwise by the Supervisory Board.
4. The Executive Board shall provide the Supervisory Board in good time with the information necessary for the performance of its duties.
5. The Supervisory Board may obtain advice from one or more experts at the expense of the Company.
6. The Supervisory Board shall be entitled to appoint one or more supervisory directors who will — as the Board may determine — have access to all business premises of the Company and have the right to inspect all books, correspondence and other documents and to take cognisance of all acts which have taken place.
7. The Supervisory Board shall be entitled to appoint one or more delegated supervisory directors to be responsible for maintaining more frequent contact with the Executive Board and to report their findings to the Supervisory Board.

Remuneration of the supervisory directors

Article 28
The members of the Supervisory Board shall receive remuneration for their services in that capacity, the amount being determined by the General Meeting of Shareholders.

General meetings of shareholders

Article 29
1. At least one General Meeting of Shareholders shall be held each year within six months of the end of the financial year.
2. In addition, General Meetings of Shareholders shall be held as often as the Executive Board or the Supervisory Board deems desirable or if one or more holders of shares or depositary receipts for shares which together represent at least one tenth of the issued capital request the Executive Board in writing to call a General Meeting of Shareholders, giving a precise list of the items to be dealt with.

Calling of meetings

Article 30
1. The shareholders and the depositary receipt holders shall be given notice of the General Meeting of Shareholders.
2. The notice calling a meeting shall be placed in a newspaper having nation-wide circulation and in the list published by Euronext Amsterdam N.V.
3. The notice calling the meeting shall list the items to be dealt with or shall state that the shareholders and the depositary receipt holders may inspect the list of items to be dealt with at the office of the Company and at a place in Amsterdam to be specified by the Executive Board. Unless there are, in the opinion of the Supervisory Board and Executive Board important interests of the company that would prevent their inclusion in the agenda, the meeting will deal with items that are accurately described in a written request that is submitted no later than fifty days before the date of the meeting to the Executive Board or the chairman of the Supervisory Board and that is signed by one or more holders of shares or depositary receipts for shares who together represent at least one thousandth part of the issued capital.
4. The meeting shall be called no later than on the fifteenth day before the day of the meeting.
5. If a resolution to reduce the capital or alter the articles of association is on the agenda, the provisions of articles 99 and 123 of Book 2 of the Civil Code shall also need to be complied with, in so far as they are applicable.

Place of the general meeting of shareholders

Article 31
General meetings of shareholders shall be held in Amsterdam, The Hague, Haarlemmermeer, Rotterdam or Utrecht, as determined by the Executive Board.

Admission to the general meeting of shareholders

Article 32
1. Each shareholder shall be entitled to attend the meeting in person or be represented by a proxy appointed in writing and to speak and exercise his voting right there, provided that written notification of the intention to attend the meeting or the written proxy is received at the office of the Company no later than on the 4th stock exchange day before the day of the meeting. An admission ticket shall be sent to the relevant shareholder or his proxy as the case may be. The obligation referred to in the first sentence of this paragraph to give advance notification to the company of the intention to attend the meeting or to send the written proxies to the company beforehand does not apply to a holder of cumulative preference shares or to the trust office.
2. Provided that the requirements referred to below in this paragraph are fulfilled, each depositary receipt holder shall be entitled to attend and speak at the meeting either in person or represented by a proxy appointed in writing. The Company will hereinafter regard as a depositary receipt holder those persons who are mentioned in a written statement of a affiliated institute at Nederlands Centraal Instituut voor Giraal Effectenverkeer, being the central institute as mentioned in Securities Giro Transfer Act, stating that the number of depositary receipts is a part of its collective deposit and the person mentioned in the statement is, and will remain until after the meeting. A depositary receipt holder shall deposit his depositary receipts no later than on the 2nd stock exchange day before the day of the meeting at a place in Amsterdam or in one or more other municipalities specified by the Supervisory Board. A written proxy granted in respect of depositary receipts must also be deposited at one of the places referred to above no later than on the day referred to above. The issued certificate of deposit shall serve as the admission ticket for the person in whose name it is made out.
3. The chairman of the meeting shall decide on the admission of persons other than shareholders, depositary receipt holders and their proxies, supervisory directors and members of the Executive Board.
4. If a share forms part of a community of property, the persons jointly entitled to it may exercise the rights attached to the share only through one person jointly appointed by them in writing.
5. Before being admitted to a meeting a shareholder or his proxy shall sign an attendance register, stating his name and the number of votes he is entitled to cast. Where a shareholder’s proxy attends, the name (names) of the person(s) represented by the proxy shall also be stated.
6. The Executive Board shall be authorised for an indefinite period to set a day of registration as referred to in article 119, Volume 2, Civil Code. If this authorisation is used, the provisions of paragraph 3 of said article of law shall also apply, also if at the adoption thereof — provided with due observance of said article of law — one deviates from the provisions of these articles of association.

Conduct of meetings and minutes

Article 33
1. The meetings shall be presided over by the chairman of the Supervisory Board and in his absence by one of the other supervisory directors designated by the Supervisory Board.
2. The minutes shall be kept by a person designated by the chairman of the meeting.
3. The minutes shall be adopted by the chairman of the meeting and by a shareholder or depositary receipt holder designated by the meeting and shall be signed by such person and by the chairman and the person designated in accordance with paragraph 2. Thereafter the minutes shall constitute proof of what is recorded in them vis-à-vis the shareholders and depositary receipt holders, subject to evidence to the contrary.
4. The provisions of paragraphs 2 and 3 of this article shall not apply if and in so far as a notarial record is kept of the proceedings at a meeting.
5. All matters regarding admission to the general meeting, the exercise of voting rights and the result of voting and all other matters which are related to the course of events in a meeting shall be decided by the chairman of the meeting concerned, without prejudice to the provisions of paragraphs 3 and 4 of article 13 of Book 2 of the Civil Code.

Voting rights and voting

Article 34
1. Only shareholders shall have voting rights.
2. A shareholder may cast as many votes as the whole number of times that an amount of twenty-four Eurocents (€ 0.24) goes into the aggregate nominal amount of the shares held by him.
3. For the purpose of determining to what extent the shareholders vote or are present or represented or to what extent the share capital has been provided or is represented, no account shall be taken of shares in respect of which the law provides that no vote may be cast.
4. The resolutions of the General Meeting of Shareholders shall need to be passed by an absolute majority of the votes cast, unless a larger majority is prescribed by law or in these articles of association.
5. Voting on matters other than the appointment of persons shall be oral. In the event of a tied vote on matters other than appointments, the resolution shall be deemed to have been defeated.
6. Voting on the appointment of persons shall be in writing, unless the meeting unanimously resolves to hold an oral vote or to make the appointment by acclamation.
7. Blank votes and invalid votes shall be deemed not to have been cast.
8. In the case of elections, each vacancy to be filled shall be voted on separately. If an absolute majority is not obtained in the first ballot, a second free ballot shall be held. If an absolute majority is not obtained then either, a further ballot shall be held in which the candidates will be the two persons who obtained the most votes in the second ballot.
9. If the second ballot fails to determine which candidates qualify for the new ballot because two or more persons have obtained an equal number of votes, an interim ballot shall, if the chairman considers this necessary, be held between such persons in one or more subsequent meetings until it has been decided which persons will contest the last ballot.
10. In the event of a tied vote in the last ballot, a further ballot shall, if the chairman considers this necessary, be held at a subsequent meeting until an absolute majority has been obtained.
11. The validity of resolutions shall not depend on the proportion of the share capital represented at the meeting, unless provided otherwise by law or these articles of association.

If the articles of association provide that the validity of a resolution is dependent on the proportion of share capital represented at the meeting and this proportion was not represented at the meeting, a new meeting may be called at which the resolution may be passed irrespective of the proportion of capital represented at the meeting. The notice calling a new meeting must also state that a resolution may be passed irrespective of the proportion of capital represented at the meeting and explain why this is so.

Meetings of holders of a particular class of shares

Article 35
1. The provisions of paragraph 2 of article 29 and of articles 30 to 34 inclusive shall apply mutatis mutandis to meetings of the holders of ordinary shares, of ‘A’ preference shares, of a series of ‘B’ preference shares and of cumulative preference shares, provided always that the holders of a different class of shares need not be given notice to attend in that capacity and do not have the right of admission in that capacity to such meetings, and that a meeting for the holders of cumulative preference shares may be called by means of a letter sent to the address indicated by the holders of such shares.
2. All resolutions may be passed at a meeting of holders of cumulative preference shares at which the total issued cumulative preference share capital is represented, even if the statutory provisions and the provisions of these articles of association regarding the calling and holding of such meetings have not been observed, provided that the resolutions are passed unanimously.
3. Resolutions of the meeting of holders of cumulative preference shares may also be passed other than at a meeting, provided that all holders of cumulative preference shares who are entitled to vote have voted unanimously in writing.

Financial year, annual accounts and annual report

Article 36
1. The financial year of the Company shall coincide with the calendar year.
2. Annual accounts shall be prepared by the Executive Board and deposited at the office of the Company and at a place in Amsterdam specified by the Executive Board for inspection by the shareholders and depositary receipt holders within five months of the end of each financial year of the Company, unless this period has been extended for a maximum of six months by the General Meeting of Shareholders on account of special circumstances. The Executive Board shall also submit the annual report within the same period.
3. The annual accounts shall be signed by all members of the Executive Board and all members of the Supervisory Board; if the signature of one or more of them is missing, mention of this and of the reason therefor shall be given.
4. The annual accounts shall need to be adopted by the Supervisory Board and approved by the General Meeting of Shareholders.
5. The Executive Board shall ensure that the annual accounts, the annual report and the other documents publication of which is required by law are indeed published and are kept at the office of the Company where they may be inspected and copies obtained, the same in accordance with the statutory regulations.

Audit

Article 37
1. The Company shall instruct a chartered accountant (registeraccountant) or another accountant competent for this purpose to audit the annual accounts. It may also instruct an organisation in which accountants who are eligible to be designated work together.
2. The General Meeting of Shareholders shall be entitled to give the instructions. If it does not do so, the Executive Board shall be competent or, if it too fails to do so, the Supervisory Board.
3. The auditor shall report on his audit to the Supervisory Board and to the Executive Board.
4. The auditor shall set out the results of his audit in a report concerning the truth and fairness of the annual accounts.
5. The annual accounts may not be adopted or approved if the organ of the Company authorised for this purpose has not been able to take cognisance of the auditor’s report that must accompany the annual accounts, unless a valid reason for the absence of the report is specified in the additional information.

Profit appropriation, reserves and distributions

Article 38
1. The Company may make distributions to the shareholders only to the extent that its shareholders’ equity exceeds the amount of the paid up and called up part of the capital plus the reserves which have to be kept by law.
2. Profit may be distributed after approval of the annual accounts showing that it is warranted.
3. The percentage referred to below of the amount compulsorily paid up or yet to be paid up on the cumulative preference shares at the start of the financial year for which the distribution is to be made, or — if the cumulative preference shares have been subscribed for in the course of that financial year — on the day on which those shares have been subscribed for, shall, if possible, be paid from the profits to the holders of such shares. The percentage referred to above shall be equal to the average of EONIA (European OverNight Index Average) as calculated by the European Central Bank — weighted on the basis of the number of days for which it applied — during the financial year in respect of which the distribution is made, increased by two and a half points. If the sum which it is obligatory to pay on the cumulative preference shares has been reduced or, pursuant to a resolution relating to further payment, increased in the financial year in respect of which the distribution referred to above is made, the distribution shall be reduced or, if possible, increased, as the case may be, by an amount equal to the percentage referred to above of the amount of the reduction or the increase, as applicable, calculated from the time of the reduction or from the time at which further payments become obligatory. If and to the extent that the profits are not sufficient to make the distribution referred to in the first sentence in full, the shortfall shall be distributed from the reserves in so far as this is not in breach of the provisions of paragraph 1 of this article. If and in so far as the distribution referred to in the first sentence cannot be made from the reserves, the profits achieved in subsequent years as disclosed by the books shall first be used for a distribution to the holders of cumulative preference shares to make up the shortfall in full, before the provisions of the following paragraphs of this article are applied. No other distributions may be made on the cumulative preference shares than as provided for in this article and in articles 39 and 42. If the profit for a financial year is determined and one or more cumulative preference shares have been cancelled with repayment in that financial year, the persons who were holders of cumulative preference shares at the time of cancellation according to the register referred to in article 7 shall have a non-transferable right to distribution of profit as described below. The profits, which are to be distributed if possible to such person(s), shall be equal to the amount of the distribution to which he/they would have been entitled by virtue of the provisions of the first sentence of this paragraph if he/they had still been the holder of the above-mentioned cumulative preference shares at the time such profits were determined, calculated on the basis of the period that he/they held the cumulative preference shares in the financial year concerned, which distribution will be decreased by the amount of the distribution which was made in accordance with the provisions of article 39, paragraph 4. If cumulative preference shares are issued in the course of any financial year, the dividend on such cumulative preference shares for that financial year shall be reduced pro rata to the relevant date of issue.
4.(a) Subsequently, a dividend shall be paid on the preference shares as provided for below in this paragraph.
(b) A dividend shall be paid on the ‘A’ preference shares equal to a percentage which is calculated on the amount (including share premium) for which the first ‘A’ preference were subscribed and is related to the average effective yield on the five longest-dated government loans calculated in the manner referred to below.
(c) The dividend percentage for all ‘A’ preference shares shall be adapted, for the first time on the first of January two thousand and four and thereafter every ten years, in keeping with the average effective yield at that time on the five longest-dated government loans, calculated in the manner referred to below at (d).
(d) The percentage of the dividend for the ‘A’ preference shares shall be calculated by taking the arithmetic mean of the average effective yield of the five longest-dated government loans referred to at (b) and (c) above, as prepared by the Central Bureau of Statistics and published in the Official List of Euronext Amsterdam N.V. for the last twenty stock exchange days preceding the day on which the first ‘A’ preference shares are issued or, as the case may be, preceding the day on which the dividend percentage is adjusted, possibly increased or decreased by not more than half a percentage point (1/2%) depending on the market conditions then obtaining, as the Executive Board may decide with the approval of the Supervisory Board.
(e) A dividend shall be paid on the ‘B’ preference shares equal to a percentage which is related per series to the average effective yield on the government loans with a term to maturity as referred to below and is calculated on the amount (including share premium) for which the first ‘B’ preference shares of the relevant series are subscribed.
(f) The dividend percentage for all ‘B’ preference shares shall be adapted, for the first time on the first of January of the calendar year following the day after seven years have expired since the day on which the first ‘B’ preference shares of the relevant series were issued and thereafter every seven years, to the average effective yield at that time on the government loans with a term to maturity as described below.
(g) The percentage of the dividend for a series of the ‘B’ preference shares shall be calculated by taking the arithmetic mean of the average effective yield of the government loans with a maturity (term to maturity) of six to seven years, as prepared by the Central Bureau of Statistics and published in the Official List of Euronext Amsterdam N.V. for the last twenty stock exchange days preceding the day on which the first ‘B’ preference shares of the relevant series are issued or, as the case may be, preceding the day on which the dividend percentage is adjusted, possibly increased or decreased by not more than a percentage point (1%) depending on the market conditions then obtaining, as the Executive Board may decide with the approval of the Supervisory Board. If at the time of the calculation of the dividend percentage the effective yield on government loans with a maturity or term to maturity of six to seven years is not prepared by the Central Bureau of Statistics or is not published in the Official List of Euronext Amsterdam N.V., the percentage of the dividend for the relevant series of the ‘B’ preference shares shall be calculated by taking the arithmetic mean of the average effective yield of the government loans with a maturity or term to maturity that approximates as closely as possible to a maturity or term to maturity of six to seven years, the effective yield of which is calculated by the Central Bureau of Statistics and published in the Official List of Euronext Amsterdam N.V., subject however to a maximum maturity or term to maturity of seven years, also possibly increased or decreased by not more than a percentage point (1%) depending on the market conditions then obtaining, as the Executive Board may decide with the approval of the Supervisory Board.
(h) If the amount compulsorily paid up on the ‘A’ preference shares and/or one or more of the series of the ‘B’ preference shares is reduced in the financial year in which the above-mentioned distribution takes place, the distribution shall be reduced by an amount equal to the percentage of the dividend for the relevant preference shares calculated on the amount of the reduction, namely proportionately on the basis of the period of the relevant financial year that has expired since the reduction.
(i) No payments shall be made on the preference shares other than those provided for in this article or in articles 39 and 42.
(j) If the profit is determined for a financial year and ‘A’ preference shares and/or ‘B’ preference shares of one or more series have been cancelled in that financial year, the persons who were, according to the register referred to in article 7, the holder of one or more of the relevant preference shares at the time of the said cancellation shall have a non-transferable right to share in the distribution of profit as referred to below. The profits, which are to be distributed if possible to such person, shall be equal to the amount of the distribution to which he would have been entitled by virtue of the above provisions of this paragraph if he had still been the holder of the above-mentioned preference shares at the time such profits were determined, calculated on the basis of the period that he held the preference shares in the financial year concerned, which distribution will be decreased by the amount of the distribution made in accordance with the provisions of article 39, paragraph 4.
(k) If a series of ‘B’ preference shares is first issued in the course of any financial year, the dividend on the ‘B’ preference shares of the relevant series shall be reduced pro rata to the first day of issue.
(l) If the part of the profit remaining after application of the provisions of paragraph 3 of this article is not sufficient to make in full the distribution referred to above in this paragraph, such part of the profit shall be distributed to the holders of preference shares in proportion to their entitlement to the entire amount that would have been distributed on the basis of the above provisions of this paragraph if the profit had been sufficient for this purpose.
5. The Executive Board shall determine, with the approval of the Supervisory Board, what part of the profits remaining after application of the provisions of the previous paragraphs shall be transferred to reserves.
6. The part of the profit that remains after application of the previous paragraphs shall be at the disposal of the General Meeting of Shareholders, without prejudice to the provisions of paragraph 8 of this article.
7. The General Meeting of Shareholders shall be entitled to pass a resolution moved by the Executive Board and approved by the Supervisory Board that distributions be made from reserves to the holders of ordinary shares, without prejudice to the provisions of article 39.

8. The person in whose name the relevant share is registered shall be entitled to a dividend or other form of distribution on an ordinary share, on an ‘A’ preference share, on a ‘B’ preference share of a particular series or on a cumulative preference share, on a date fixed by the Executive Board with the approval of the Supervisory Board; this date may vary for each of the said classes of share. As regards ordinary shares for which registered depositary receipts have been issued the trading of which has been allowed, with the co-operation of the Company, on a stock exchange or similar institution in a country other than the Netherlands, such date may be different from the date for the other ordinary shares.
9. The Executive Board may, with the approval of the Supervisory Board, determine that a distribution in cash on ordinary shares for which registered depositary receipts have been issued and the trading of which has been allowed, with the co-operation of the Company, on a stock exchange or similar institution in a country other than the Netherlands, shall be made in the currency of the country concerned, unless the Company is unable to do so owing to government measures or other circumstances beyond its control. If a distribution is made in a foreign currency in accordance with the provisions of the previous sentence, this shall be converted for this purpose at an exchange rate applicable on a day to be fixed by the Executive Board with the approval of the Supervisory Board. This day may not be earlier than the day before the day on which the decision to make the relevant distribution is taken and may not be later than the day fixed in accordance with the provisions of article 40, paragraph 1. The day fixed in this way shall be made known subject to the relevant regulations applicable to the Company.
10. The Executive Board shall be entitled, with the approval of the Supervisory Board, to determine that a distribution on ordinary shares will be made not in money but in the form of ordinary shares or ‘A’ preference shares or ‘B’ preference shares of one or more series or to determine that the holders of ordinary shares will be given the choice of a payment in money or in the form of ordinary shares or ‘A’ preference shares or ‘B’ preference shares of one or more series, in so far as the Executive Board has been designated as an organ competent to decide to issue such shares in accordance with the provisions of article 13. With the approval of the Supervisory Board, the Executive Board shall fix the conditions on which such a choice may be made.
11. The shares which the Company holds in its own capital shall be disregarded for the purpose of profit appropriation, unless these shares are subject to a pledge or usufruct.

Interim distributions

Article 39
1. The Executive Board may, with the approval of the Supervisory Board, make interim distributions in respect of one or more classes of share.
2. An interim distribution shall be possible only if it appears from an interim balance sheet drawn up in accordance with the statutory regulations that the requirement of paragraph 1 of article 38 has been fulfilled.
3. The provisions of paragraph 10 of article 38 shall apply mutatis mutandis to interim distributions.
4. In the event of cancellation of preference shares or cumulative preference shares with repayment, a distribution shall be made on the date of repayment in respect of the cancelled preference shares or cumulative preference shares, which distribution is calculated in accordance with the provisions of paragraphs 4 or 3 respectively of article 38, namely over the period for which a distribution within the meaning of the first sentence of paragraph 4 of article 38 and in paragraph 3 of the said article respectively has not been made up to the date of repayment, provided that it appears from an interim balance sheet, which the Executive Board must draw up in such cases in accordance with the statutory regulations, that the requirement of paragraph 1 of article 38 has been fulfilled.
5. If preference shares are cancelled with repayment of the amount paid up, a distribution of the amount described below on each cancelled preference share shall be paid on the day of repayment in addition to the repayment, provided that it appears from an interim balance sheet, which the Executive Board must draw up in such cases in accordance with the statutory regulations, that the requirement of paragraph 1 of article 38 has been fulfilled. The amount referred to in the previous sentence shall for each cancelled ‘A’ preference share be equal to the difference between the amount (including share premium) for which the first ‘A’ preference shares were subscribed and the nominal value of such share and for each cancelled ‘B’ preference share of a given series be equal to the difference between the amount (including share premium) for which the first ‘B’ preference shares of the relevant series were subscribed and the nominal value of such share.

Payability and forfeiture

Article 40
1. Dividends shall be due and payable with effect from a day set by the Executive Board with the approval of the Supervisory Board, which day may differ for distributions on ordinary shares, for distributions on ‘A’ preference shares, for distributions on one or more series of the ‘B’ preference shares and for distributions on cumulative preference shares. The day on which a distribution on ordinary shares first becomes due and payable may, in the case of ordinary shares for which registered depositary receipts have been issued and the trading of which has been allowed, with the co-operation of the Company, on a stock exchange or similar institution in a country other than the Netherlands, be different from the date for the other ordinary shares. Each date fixed in this way shall be announced in accordance with the relevant rules applicable to the Company.
2. The claim of a shareholder to a distribution shall be forfeited by the passage of five years from the start of the second day after that on which the claim becomes due and payable.

Alteration to articles of association

Article 41
1. The General Meeting of Shareholders shall be entitled to resolve to alter these articles of association, provided that the resolution is passed upon a motion by the Executive Board approved by the Supervisory Board. The resolution of the General Meeting of Shareholders shall be passed by a majority of at least two thirds of the votes cast at a General Meeting of Shareholders at which at least two thirds of the issued capital is represented, without prejudice to the provisions of paragraph 11 of article 34.
2. The alteration to the articles of association shall not take effect until after the Minister of Justice has issued a declaration as referred to in article 125 of Book 2 of the Civil Code.
3. An alteration to the articles of association shall be included in a notarial deed, failing which the alteration shall be null and void.

Duration, dissolution and winding up

Article 42
1. The Company is incorporated for an unlimited period.
2. The General Meeting of Shareholders shall be entitled to resolve to dissolve the Company, provided that the resolution is passed on a motion by the Executive Board approved by the Supervisory Board. The resolution of the General Meeting of Shareholders shall need to be passed by at least two thirds of the votes cast at a General Meeting of Shareholders at which at least two thirds of the issued capital is represented, without prejudice to the provisions of paragraph 11 of article 34.
3. If it has been resolved to dissolve the Company, the winding up shall be carried out by the Executive Board under the supervision of the Supervisory Board, unless the Supervisory Board appoints other liquidators.
4. During the winding up, the provisions of these articles of association shall remain in force as far as possible.
5. The assets of the Company remaining after payment of all debts and the costs of the winding up shall be divided as follows:
(a) first, as much as possible of the nominal amount paid up on the cumulative preference shares shall be distributed to the holders of the cumulative preference shares, plus an amount equal to the percentage referred to in paragraph 3 of article 38 of the amount compulsorily paid up on the cumulative preference shares calculated over each year or part of a year in the period which starts on the day following the period in which the last dividend was paid on the cumulative preference shares and ends on the day of the distribution on cumulative preference shares as referred to in this article;
(b) subsequently, as much as possible of a sum as referred to below in this part (part (b)) shall be paid to the holders of preference shares for each preference share held by them:
(i) for each ‘A’ preference share held by them an amount (including share premium) for which the first ‘A’ preference shares were subscribed, plus a sum equal to the percentage referred to in paragraph 4 (b) of article 38 (as possibly adjusted on the basis of the provisions in that paragraph) of the amount (including share premium) for which the first ‘A’ preference shares were subscribed, calculated over each year or part of a year in the period which starts on the first day of the last complete calendar year expiring before the dissolution and ends on the day of the distribution on the preference shares as referred to in this article;
(ii) for each ‘B’ preference share in a given series held by them an amount (including share premium) for which the first ‘B’ preference shares of the relevant series were subscribed, plus an amount equal to the percentage referred to in paragraph 4 (e) of article 38 (as possibly adapted on the basis of the provisions of that paragraph) of the amount (including share premium) for which the first ‘B’ preference shares of the relevant series were subscribed, calculated over each year or part of a year in the period starting on the first day of the last complete calendar year expiring before the dissolution and ends on the day of the distribution on the preference shares as referred to in this article;
(iii) all dividends which are paid on the relevant preference shares for the period referred to in this part shall be deducted from the payment pursuant to the provisions of (i) or (ii) as the case may be of this part (part (b));
(iv) if, the part of the net assets remaining after application of the provisions of part (a) of this paragraph is not sufficient to make in full the distribution referred to above in this part (part (b)), such part of the net assets of the Company shall be distributed to the holders of preference shares in proportion to their entitlement to the entire amount that would have been distributed on the basis of the above provisions of this part (part (b)) if the residual net assets had been sufficient for this purpose.
(c) that which remains of the net assets of the Company after application of the provisions of parts (a) and (b) of this paragraph shall be distributed to the holders of ordinary shares in proportion to the number of ordinary shares owned by each of them.

Transitional provision

Article 43
All ordinary shares issued at the moment of this amendment to the articles of association with an nominal value of forty-eight Eurocents (€ 0.48) each will as a result of this amendment to the articles of association be split into two (2) ordinary shares with a nominal value of twenty-four Eurocents (€ 0.24).

The original Dutch text of these articles of association prevails over the English translation in matters of interpretation.